Exhibit 5.1

DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900 Seattle, WA 98104-7044 T 206-839-4800 F 206-839-4801 W www.dlapiper.com

July 7, 2021

BSQUARE Corporation

1415 Western Ave, Suite 700

Seattle, WA, 98101

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance from time to time by BSQUARE Corporation, a Washington corporation (the “Company”), of shares of the Company’s common stock, no par value (the “Common Stock”), having an aggregate offering price of up to $25,000,000 (the “Shares”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254458) (the “Registration Statement”), which became effective on March 26, 2021, and the related prospectus therein (the “Base Prospectus”) as supplemented by the prospectus supplement dated July 7, 2021 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). The Shares will be sold pursuant to that certain Side Letter between the Company and B. Riley Securities, Inc. dated July 6, 2021 and that certain At Market Issuance Sales Agreement by and between the Company and B. Riley Securities, Inc., dated April 2, 2021 (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to the Sales Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)